[LEGG MASON LETTERHEAD]

                                                                 Exhibit 13(b)

                                                               August 27, 1992

Legg Mason Tax-Free Income Fund:
         Legg Mason Tax-Free Intermediate-Term Income Trust
111 South Calvert Street
Baltimore, MD 21202

Gentlemen:

         Please be advised that the one hundred shares of Legg Mason Tax-Free Intermediate-Term Income Trust which we have purchased from you today were purchased as an investment with no present or future intention of redeeming or selling such shares.

                                                             Very truly yours,

                                                 Legg Mason Fund Adviser, Inc.

                                                        /s/ Thomas M. Daly, Jr.
                                                        -----------------------
                                                        By: (Vice) President